Exhibit 10.31
Novell, Inc.
Letter of Understanding

Date:	August 1, 2006

To:	Tom Francese

From:	Ron Hovsepian, President/CEO Alan Friedman, Senior Vice President People

Re:	Terms and Conditions of your Long-Term International Assignment
Dear Tom,
This Letter of Understanding (hereafter “Letter”) confirms the terms and conditions concerning your International Assignment to the EMEA region on behalf of Novell, Inc. (“Novell”). This Letter is to be read in conjunction with your Offer Letter dated August 31, 2005 and executed by you on September 2, 2005 (the “Offer Letter”).
Your Home Location will remain Irving, Texas, Virtual Office Employee, U.S. with significant travel around the EMEA region. The assignment is anticipated to be for two years, as agreed upon between you and Ron Hovsepian, President and CEO (the “CEO”).
Your job title will be Senior Vice President, President Novell EMEA Operations, reporting to the CEO. For the duration of this assignment, you will remain on the United States payroll and will continue to receive your salary payment and benefits from the United States. Accordingly, your current salary and benefits will remain in effect as listed in the Offer Letter and you remain eligible to receive salary increases following periodic review by the CEO and the Novell Compensation Committee of the Board of Directors. Host Country holidays and hours of operation shall apply.
The Severance Agreement between you and Novell, Inc. dated October 3, 2005 (the “Severance Agreement”) shall remain in effect unless otherwise agreed to by you to be modified in order to comply with Internal Revenue Code section 409A.
RELOCATION BENEFITS:
Novell has secured the services of a relocation vendor, Hewitt Mobility to assist its employees on international assignments. All relocation benefits are administered via Hewitt Mobility. Janice Jones is the Relocation Consultant for Novell. Please contact her with any relocation-related questions. She may be reached via email at Janice.Jones@novell.com or via phone at 781-464-8189.

You will receive the following relocation benefits for the duration of this assignment as outlined in the Offer Letter.
•	Per page two of the Offer Letter, an annual cash allowance of USD$250,000.00 GROSS (less applicable tax withholding), which is intended to compensate you for a portion of your expenses associated with your housing, car, cost of living in the assignment location, and the continuation of your residence in Texas.

•	Per page two of the Offer Letter, Novell will reimburse you for the cost of you and your dependents to travel to or from the United States, up to a maximum reimbursement of USD$24,000 NET (Novell pays applicable taxes) per year, subject to your submission of receipts to Hewitt Mobility, Novell’s relocation vendor.

•	For the duration of the assignment, Novell will directly pay for the cost of storing those of your household goods that currently are being stored by Hewitt Mobility in the United States for the duration of the assignment. Novell will also pay the vendor directly to move these goods out of storage and to a location designated by you. However, once the goods are moved out of storage , any additional fees associated with accessing these stored goods shall be at your own expense and must be paid directly by you to the vendor.

•	Per page three of the Offer Letter, at the end of your assignment Novell will reimburse you for the costs associated with your move back to the United States, up to a maximum of USD$50,000 NET (Novell pays applicable taxes), provided you submit appropriate documentation to receive reimbursement in accordance with Novell’s reimbursement policies.

•	If Novell requests and you agree to return to the United States for the purpose of accepting a different position or assignment, you will be offered the core relocation benefits package per the applicable Novell relocation policy at that time.

•	Novell will supply annual tax preparation in the US and in foreign locations where required based on your work-days in such countries, including pre-assignment tax consultation. All tax preparation and consultation shall be provided by a Certified Public Accounting firm of Novell’s choosing (the “CPA firm”).
By entering into this agreement, you acknowledge and agree that the CPA firm is being retained to provide professional services both to Novell and to you, and that Novell shall have the right to review the underlying details of your tax returns to the extent reasonably necessary to ensure compliance with Novell policies and programs.
Should you return to the U.S. at the end of the assignment, all relocation benefits including your annual cash allowance of USD$250,000 GROSS, dependent travel reimbursement up to USD$24,000 NET, and household goods storage will be terminated upon your return. The tax consultation and preparation benefit will be terminated effective the tax year following your return to the U.S., provided there are no carry-over tax issues that need to be addressed.
STATUS AS AN AT-WILL EMPLOYEE:

While your employment with Novell is for no particular duration and is at-will, meaning that Novell or you may terminate the employment relationship at any time, with or without cause and with or without prior notice, you will be entitled to receive certain severance benefits in accordance with your severance agreement. However, it may be the case that the local law in any applicable EMEA country may override this “at will” employment arrangement. If and only to the extent that local law requires any notice of termination or post-employment benefits, such required benefits shall offset any severance or separation pay or other benefits to which you may otherwise be entitled under any Novell plan or agreement. Therefore, nothing contained in this Agreement is intended to modify the “at-will” nature of your employment nor the terms and conditions of your severance agreement.
NOVELL U.S. PROCESS & POLICIES APPLY:
During your assignment, you will remain on the U.S. payroll and U.S. benefits plans. As such, all Novell, Inc. U.S. policies apply to you and your activities in the EMEA region. No medical, dental, housing, car, pension or any other benefit of any kind shall be distributed or administered or paid by any other Novell legal entity. You acknowledge and agree that you are not entitled to any duplicate benefit to those you receive from Novell, Inc. U.S. and that you will not request payment or reimbursement of a duplicate benefit, either from Novell or from the local country entity. Similarly, all expense reports and requests for reimbursement of business related expenses shall comply with Novell, Inc. procedures and policies and shall be entered using Novell’s expense reimbursement process and must list an authorized U.S. based individual as the approving manager. During business travel, all airline tickets, hotel reservations and car rental must be reserved and purchased via Novell, Inc. Travel Department or the Host Country’s travel reservations and purchase process. However, regardless of the method of purchase, all business travel airline tickets, hotel reservations and car rental must be purchased pursuant to Novell, Inc.’s current business travel policy.
PLEASE REVIEW:
By entering into this Agreement, it is not Novell’s intent to become subject to the law of any foreign jurisdiction and the parties agree that neither party will assert that foreign law applies or commence legal or equitable action so asserting. The parties explicitly agree and acknowledge that this Agreement, and the provision of services under this Agreement, are intended to be governed by the internal laws of the Commonwealth of Massachusetts.
CHANGES AMENDMENTS AND GAPS:
Any changes or amendments to this Letter – including this provision – not made in writing are invalid.
The provisions of this Letter are subject at any time to revision to comport with Home Country or other requirements, as determined by Novell in its sole discretion.
If any stipulations of this Letter are invalid or contain gaps, this shall not affect the validity of the remaining provisions. The parties agree to replace any provisions, which are invalid or contain gaps, with such stipulations that come closest to the economically intended effect.
(Remainder of Page Intentionally Left Blank)
Please signify acceptance of this offer by signing the “Acceptance and Acknowledgment” attached to this Letter. Return the signed copies of these documents to Janice Jones in the Novell Human Resources Department and retain any copies for your files.

Signatures
All individuals below understand and agree to the contents of this letter.

/s/ Tom Francese	Aug. 23, 2006
Tom Francese	Date

/s/ Ron Hovsepian	August 24, 2006
Ron Hovsepian	Date

/s/ Alan Friedman	Aug. 2, 2006
Alan Friedman	Date

ACCEPTANCE AND ACKNOWLEDGEMENT
I accept the at-will international employment from Novell as set forth in the attached letter. I understand and acknowledge that, unless local law provides to the contrary, my employment with Novell is for no definite duration and is at-will, meaning that Novell or I may terminate the employment relationship at any time, with or without prior notice.
I understand and agree that the terms and conditions set forth in this Letter, the Offer Letter, the Severance Agreement and the Novell, Inc. Intellectual Property and Nondisclosure Agreement executed by me (the “IP Agreement”) represent the entire agreement between Novell and me, superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in the above-listed documents are the terms and conditions of my employment. No one other than Novell’s Senior Vice President of People or the CEO of Novell is authorized to enter into any agreement with me which modifies the terms of the above-listed documents, and any such modification must be in writing and signed by either such executive. In addition, I understand that any promotions, increases in compensation and/or offers regarding other positions must be in writing and signed by my manager and the appropriate individual in the Human Resources Department As a condition of my continued at-will employment with Novell I understand and agree that I will be required to abide by the Company’s policies and procedures.

/s/ Thomas M. Francese Signature

Thomas M. Francese Printed Name

Aug. 23, 2006 Date